Exhibit 10.5

EXPLANATORY NOTE

The Registrant has entered into executive supplemental retirement plan agreements with each of James G. Graham, President and Chief Executive Officer, David A. Godwin, Senior Vice President and Chief Financial Officer; Freda H. Gore, Senior Vice President and Chief Operating Officer; Kim T. Hutchens, Senior Vice President and Chief Administrative Officer; and Richard C. Norris, Senior Vice President and Chief Credit Officer. These agreements are substantially identical in all material respects except as to the matters set forth below. In reliance on Instruction 2 to Item 601 of Regulation S-K, the Registrant is filing a copy of only one of the agreements.

For Ms. Gore and Messrs. Hutchens and Norris, they would each be entitled to receive, in a single lump sum payment, an amount equal to the their normal retirement age benefit, $80,000 per year for life, without discount for the time value of money, if they resign from the Registrant for Good Reason within two years following a Change in Control. The officers would have Good Reason to resign if their salaries are reduced, they are assigned duties that are inconsistent with their position, authority and duties prior to the Change in Control or if they suffer a diminution in their position, authority or duties or they are assigned to an office or location outside of Whiteville, North Carolina. For Messrs. Graham and Godwin, they would be entitled to receive, in a single lump sum payment, an amount equal to their normal retirement age benefit, $130,000 per year for life for Mr. Graham and $80,000 per year for life for Mr. Godwin, without discount for the time value of money, upon the occurrence of a Change in Control. Each of Messrs. Graham and Godwin will receive a tax gross-up of this Change in Control benefit to compensate him for excise taxes owing under Section 280G of the Internal Revenue Code. In the event these Change in Control benefits are contested following a Change in Control, each of Messrs. Graham and Godwin is entitled to receive legal fee reimbursements up to $500,000. In the event any officer is terminated with cause, no payments shall be made and the agreement shall automatically terminate.

The following schedule identifies the other documents omitted and sets forth the material details in which such documents differ from this Exhibit 10.5:

Document Title	Party	Material Differences
Executive Supplemental Retirement Plan Agreement	David A. Godwin	• Annual retirement benefit of $80,000

Executive Supplemental Retirement Plan Agreement	Freda H. Gore	• Annual retirement benefit of $80,000 • Benefit payable if officer resigns for “good reason” within two years following change in control. • No tax gross-up • No legal fee reimbursement

Executive Supplemental Retirement Plan Agreement	Kim T. Hutchens	• Annual retirement benefit of $80,000 • Benefit payable if officer resigns for “good reason” within two years following change in control. • No tax gross-up • No legal fee reimbursement

Executive Supplemental Retirement Plan Agreement	Richard C. Norris	• Annual retirement benefit of $80,000 • Benefit payable if officer resigns for “good reason” within two years following change in control. • No tax gross-up • No legal fee reimbursement

EXECUTIVE SUPPLEMENTAL RETIREMENT

PLAN AGREEMENT

The EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN AGREEMENT (this Agreement”) is made and entered into as of this 30th day of October, 2007 by and between Waccamaw Bank, a bank organized and existing under the laws of the State of North Carolina (the “Bank”), and James G. Graham (the “Executive”).

WHEREAS, the Executive is an executive officer of the Bank and has for many years faithfully served the Bank. It is the consensus of the Bank’s Board of Directors (the “Board”) that the Executive’s services have been of exceptional merit, in excess of the compensation paid, and an invaluable contribution to the profits and position of the Bank. The Board further believes that the Executive’s experience, knowledge of corporate affairs, reputation, and industry contacts are of such value, and the Executive’s continued services so essential to the Bank’s future growth and profits, that it would suffer severe financial loss if the Executive’s service were terminated,

ACCORDINGLY, effective as of the date first written above the Bank and the Executive desire to enter into an Executive Supplemental Retirement Plan Agreement under which the Bank shall agree to make certain payments to the Executive after the Executive’s retirement or to the Executive’s beneficiary(ies) after the Executive’s death (the “Executive Plan”),

FURTHERMORE, the Bank and the Executive intend that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Executive Plan is also intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan, and

NOW THEREFORE, in consideration of services the Executive has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Executive agree as follows.

I. DEFINITIONS

(A)	Effective Date:

The Effective Date of the Executive Plan is October 30, 2007.

(B)	Plan Year:

Plan Year means a calendar year from January 1st to December 31st. In the year of implementation, the term “Plan Year” shall mean the period from the Effective Date through December 31, 2007.

(C)	Retirement Date:

Retirement Date means retirement from service with the Bank that becomes effective on the first day of the calendar month after the month in which the Executive attains the Normal Retirement Age or such later date as the Executive actually retires.

(D)	Termination of Service:

Termination of Service means the Executive’s voluntary resignation of service or the Bank’s discharge of the Executive without cause before the Normal Retirement Age. If there is a dispute about the employment status of the Executive or the date of the Executive’s Termination of Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

(E)	Change in Control:

The term Change in Control means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(i) Change in ownership: a change in ownership of Waccamaw Bankshares, Inc. occurs on the date any one person or group accumulates ownership of Waccamaw Bankshares, Inc.’s stock constituting more than 50% of the total fair market value or total voting power of Waccamaw Bankshares, Inc.’s stock,

(ii) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of stock of Waccamaw Bankshares, Inc. possessing 35% or more of the total voting power of Waccamaw Bankshares, Inc.’s stock, or (y) a majority of Waccamaw Bankshares, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Waccamaw Bankshares, Inc.’s board of directors, or

(iii) Change in ownership of a substantial portion of assets: a change in the ownership of a substantial portion of Waccamaw Bankshares, Inc.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires assets from Waccamaw Bankshares, Inc. having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of Waccamaw Bankshares, Inc. immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Waccamaw Bankshares, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(F)	Normal Retirement Age:

Normal Retirement Age means age 65.

(G)	Disability:

“Disability” means the Executive suffers a sickness, accident or injury determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the

Executive totally and permanently disabled. The Executive must submit proof to the plan administrator (paragraph V) of the carrier’s or Social Security Administration’s determination upon the request of the plan administrator.

II. BENEFITS

(A)	Normal Retirement Age Benefits:

Subject to subparagraph II(D) hereinafter, an Executive who remains in the employ of the Bank until the Normal Retirement Age shall be entitled to receive an annual benefit amount equal to the amount set forth in Exhibit A. Said payments shall be made monthly (1/12th of annual benefit) beginning 30 days after the Executive attains the Normal Retirement Age and shall continue for the natural life of the Executive. For purposes of Section 409A of the Code, the benefit under this subparagraph II(A) shall be deemed a single payment and not a series of separate payments.

(B)	Benefits for Termination of Service Before Normal Retirement Age:

If the Executive suffers a Termination of Service, the Executive shall be entitled to receive an annual benefit amount equal to the balance accrued for the Executive’s retirement benefit hereunder as of the date of his Termination of Service, or a percentage (indicated below) of that accrual balance amount if the Executive has not had ten full years of Employment with the Bank, including full years of Employment with the Bank prior to the Effective Date of this Agreement. Payment of benefits under this subparagraph II(B) shall commence in the seventh month after the month in which the Executive’s Termination of Service occurs and shall continue for the natural life of the executive. For purposes of Section 409A of the Code, the benefit under this subparagraph II(B) shall be deemed a single payment and not a series of separate payments.

Number of Full Years of Employment	Vested Percentage (to a maximum of 100%)
Less than 1	0%
1	0%
2	0%
3	0%
4	0%
5	0%
6	20%
7	20%
8	20%
9	20%
10	20%

(C)	Death:

If the Executive dies while there is a balance accrued for the Executive’s retirement benefit as contemplated by this Agreement, 90 days after the Executive’s death the age 65 accrual balance or the net at risk, whichever is lower, shall be paid in a single lump sum to the individual or individuals designated in a writing by the Executive filed with the Bank. In the absence of or a failure to designate a beneficiary, the benefit described herein shall be paid in a lump sum to the personal representative of the Executive’s estate. The payment under this subparagraph II(C) shall be in addition to, and not in lieu of, any benefit described or to be paid pursuant to a Split Dollar Agreement entered into between the Bank and the Executive, if any.

(D)	Discharge for Cause:

Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Termination of Service is a result of discharge for Cause. The term “Cause” means:

(i) A determination by the Bank, in good faith, that the Executive (a) has breached in any material respect any of the terms or conditions of this Agreement or his/her employment agreement then in effect, if any, or (b) is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Bank or which has had or likely will have a material adverse effect on the Bank’s business or reputation. The Executive shall not be deemed to have been discharged for Cause for purposes of this subparagraph II(D)(i) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least three-fourths ( 3/4) of the directors of the Bank then in office at a meeting of the board of directors called and held for such purpose, which resolution shall (x) contain findings that, in the good faith opinion of the Board, the Executive has committed an act constituting Cause and (y) specify the particulars thereof. Notice of that meeting and the proposed termination for Cause shall be given to the Executive a reasonable amount of time before the Board’s meeting. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the Board at the meeting. Nothing in this Agreement limits the Executive’s or the Executive’s beneficiaries’ right to contest the validity or propriety of the Board’s determination of Cause, and they shall have the right to contest the validity or propriety of the Board’s determination of Cause even if that right does not exist under any employment agreement of the Executive,

(ii) The violation by the Executive of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or subsidiaries (a “Regulatory Authority,” including without limitation the Board of Governors of the Federal Reserve, Federal Reserve Bank of Richmond, the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks), which results from the Executive’s gross negligence, willful misconduct, or intentional disregard of such law, rule, regulation, order, or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or to the Bank’s reputation,

(iii) The commission in the course of the Executive’s employment with the Bank of an act of fraud, embezzlement, or theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction),

(iv) The conviction of the Executive of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies the Executive from serving as an employee or executive officer of, or a party affiliated with, the Bank or its bank holding company,

(v) The Executive becomes unacceptable to, or is removed, suspended or prohibited from participating in the Bank’s affairs (or if proceedings for that purpose are commenced) by any Regulatory Authority, or,

(vi) The occurrence of any event believed by the Bank, in good faith, to have resulted in the Executive being excluded from coverage, or having coverage limited as to the Executive as compared to other covered officers or employees, under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

(E)	Disability Benefit:

If the Executive’s employment is terminated because of Disability before Normal Retirement Age, 30 days after attaining Normal Retirement Age the Executive shall be entitled to receive in a single lump sum payment the balance accrued for the Executive’s retirement benefit hereunder as of the date of his disability upon submission to the Bank of written documentation and verification of Disability.

(F)	Change in Control:

Upon a Change in Control that occurs before the Executive attains Normal Retirement Age, 30 days after the occurrence of a Change in Control the Executive shall be entitled to receive in a single lump sum payment an amount equal to the annual benefit set forth in Exhibit A as of the effective date of such Change in Control, without discount for time value of money.

III. RESTRICTIONS UPON FUNDING AND BENEFIT ACCOUNTING

The Bank shall have no obligation to set aside, earmark, or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, the Executive’s beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, in its sole discretion, to fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature, and method of such funding. If the Bank elects to fund this Executive Plan in whole or in part through the purchase of life insurance, mutual funds, disability policies, or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time in whole or in part. At no time shall any Executive be deemed to have any lien, nor right, title, or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability, or annuity policy upon the life of the Executive, the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

The Bank shall account for the benefit provided herein using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.

IV. MISCELLANEOUS

(A)	Alienability and Assignment Prohibition:

Neither the Executive nor the Executive’s surviving spouse nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. If the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefits hereunder, the Bank’s liabilities hereunder shall forthwith cease and terminate.

(B)	Binding Obligation of the Bank and any Successor in Interest:

No sale, merger, or consolidation of Waccamaw Bankshares, Inc. or the Bank shall occur unless the new or surviving entity expressly acknowledges the obligations under this Executive Plan and agrees in writing to assume and discharge the duties and obligations of the Bank under this Executive Plan. This Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs, and personal representatives.

(C)	Amendment or Revocation:

Subject to paragraph VI, it is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

(D)	Gender:

Whenever in this Executive Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine, or neuter gender, whenever they should so apply.

(E)	Effect on Other Bank Benefit Plans:

Nothing contained in this Executive Plan shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

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(F)	Headings:

Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.

(G)	Applicable Law:

The laws of the State of North Carolina shall govern the validity and interpretation of this Agreement.

(H)	12 U.S.C. § 1828(k):

Any payments made to the Executive under this Executive Plan or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

(I)	Partial Invalidity:

If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.

(J)	Employment:

No provision of this Executive Plan shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Bank to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s right to voluntarily sever employment at any time.

(K)	Legal Expenses After a Change in Control:

Waccamaw Bankshares, Inc. and the Bank are aware that upon the resignation of the Executive for Good Reason after a Change in Control, management of Waccamaw Bankshares, Inc. or the Bank may cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Bank to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement could be frustrated. It is the intent of the Bank that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder, nor be bound to negotiate any settlement of rights hereunder under threat of incurring such expenses. Accordingly, if after the Executive resigns for Good Reason following a Change in Control it appears to the Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable or instituted any litigation or other legal action designed to deny, diminish or to recover from, Executive the benefits

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intended to be provided to Executive hereunder, the Bank irrevocably authorizes Executive from time to time to retain counsel of the Executive’s choice at the Bank’s expense as provided in this subparagraph IV(K), to represent Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder or other person affiliated with the Bank, in any jurisdiction. The fees and expenses of counsel selected from time to time by Executive as herein above provided shall be paid or reimbursed to Executive by the Bank on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this subparagraph IV(K) operates separately from, and in addition to, any legal fee reimbursement obligation the Bank or Waccamaw Bankshares, Inc. may have with the Executive under any employment, severance, or other agreement with the Executive.

(K)	Tax Gross-Up:

If Executive receives the lump sum payment under subparagraph II(F) of this Agreement and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with Waccamaw Bankshares, Inc. or the Bank (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under section 280G and section 4999 of the Internal Revenue Code (the “Excise Tax”), Bank shall pay to the Executive the following additional amounts, consisting of (1) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Total Benefits (the “Excise Tax Payment”) and (2) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (1) and (2) are referred to in this Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in subparagraph II(F).

(i) For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax:

(a) Determination of “Parachute Payments” Subject to the Excise Tax: Any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether under the terms of this Employment Agreement or any other agreement or any other benefit plan or arrangement with Bank, any person whose actions result in a Change in Control, or any person affiliated with Bank or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by Bank as of the date immediately before the Change in Control (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part)

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reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess (as defined in section 280G(b)(3) of the Code), or are otherwise not subject to the Excise Tax.

(b) Calculation of Benefits Subject to Excise Tax: The amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (b) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a), above).

(c) Value of Noncash Benefits and Deferred Payments: The value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d) Assumed Marginal Income Tax Rate: For purposes of determining the Gross-Up Payment Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Executive, and applicable federal FICA and Medicare withholding taxes).

(e) Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax: If the Excise Tax is later determined to be less than the amount taken into account hereunder when Executive’s employment is terminated, Executive shall repay to Bank when the amount of the reduction in Excise Tax is finally determined the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).

If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Executive’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), Bank shall make an additional payment to Executive for that excess (plus any interest, penalties or additions payable by Executive for the excess) when the amount of the excess is finally determined.

(ii)	Responsibilities of the Accounting Firm and Bank:

(a) Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of subparagraph IV(K)(i), all determinations required to be made under this subparagraph IV(K)(ii) including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Bank and Executive within 15 business days after receipt of notice from Bank or Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by Bank.

(b) Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by Bank. Bank shall enter into any reasonable agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

(c) Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by Executive, the Accounting Firm shall furnish Executive with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

(d) Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on Bank and the Executive. Because of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by Bank (an “Underpayment”), or that a Gross-Up Payment Amount will be made that should not have been made by Bank (an “Overpayment”). If, after a Determination by the Accounting Firm, Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Code) shall be paid promptly by Bank to or for the benefit of Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse Executive for his Excise Tax according to subparagraph IV(K)(i), the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Code) shall be paid promptly by Executive to or for the benefit of Bank. Provided that his expenses are reimbursed by Bank, Executive shall cooperate with any reasonable requests by Bank in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

(e) Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, Executive may appoint another regionally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by Executive under this paragraph).

V. ERISA PROVISION

(A)	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Executive Plan shall be Waccamaw Bank until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

(B)	Claims Procedure and Arbitration:

If a dispute arises over benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary(ies) in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within 90 days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within 90 days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the 90-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within 90 days of the first claim denial. Claimants may review this Executive Plan or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within 90 days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

If a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

VI. TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change in Control, this paragraph shall become null and void effective immediately upon the Change in Control.

VII. COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A

The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement will result in additional tax or interest to the Executive because of section 409A, then despite any contrary provision of this Agreement the Executive will not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum, unless regular monthly installment payments beginning after a six-month delay are specifically provided for in this Agreement. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Executive Supplemental Retirement Plan Agreement and executed the original thereof as of date first set forth above, and that upon execution each has received a conforming copy.

WACCAMAW BANK
Whiteville, North Carolina

	By:	/s/ Alan W. Thompson
	Its:	Chairman

/s/ Michelle W. Ward
Witness

EXECUTIVE

/s/ James G. Graham
James G. Graham

Exhibit A

Participant	Age to Retire	Annual Retirement Benefit	Years of Benefit
James G. Graham	65	$130,000	Lifetime